Weyco Reports First Quarter Sales And Earnings

MILWAUKEE, May 2, 2013 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ: WEYS) (the "Company") today announced financial results for the quarter ended March 31, 2013.

Net sales for the first quarter of 2013 were $73.6 million, compared to 2012 net sales of $75.3 million. Operating earnings for the first quarter were $4.7 million in 2013 and $5.8 million in 2012. Net earnings attributable to the Company were $3.2 million in 2013, compared to $3.9 million in 2012. Diluted earnings per share were $0.30 per share in 2013, compared with $0.35 per share in the first quarter of 2012. Net earnings for last year's first quarter included approximately $301,000, or $0.03 per diluted share of income resulting from a reduction in the estimated liability for future payments to be made as a result of the 2011 acquisition of The Combs Company ("Bogs"). No significant adjustment was made to the estimated liability in the first quarter 2013.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $55.2 million for the first quarter of 2013, compared to $56.6 million in 2012. Wholesale product sales were $54.6 million in the first quarter of 2013, compared to $55.9 million in 2012. Wholesale net sales of the Stacy Adams, Florsheim and Bogs brands were up 2%, 3%, and 8% respectively, while net sales of Nunn Bush were down 11% for the quarter. The increase in Bogs net sales was due to sales this year in Canada, as the Company took over the distribution of Bogs in Canada from a third party licensee on June 1, 2012. This was partially offset by a 9% decrease in Bogs net sales in the United States. Management believes that Bogs net sales in the United States decreased because retailers continued to sell winter products carried over from the prior mild winter rather than buying new stock. Nunn Bush net sales were down due to soft sales to department stores in the first quarter this year. Licensing revenues were $594,000 in the first quarter of 2013 and $725,000 in 2012. Operating earnings for the North American wholesale segment were $3.7 million in the first quarter of 2013, compared to $4.5 million in 2012.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores in the United States and its Internet business, were $5.7 million in the first quarter of 2013 and 2012. Same store sales were up 10% for the quarter. There were six fewer domestic retail stores at the end of the first quarter of 2013, compared to 2012. Operating earnings for the segment improved for the quarter due to higher same store sales and the closure of underperforming stores since last year.

Other net sales, which include the wholesale and retail sales of Florsheim Australia and Florsheim Europe, were $12.6 million in the first quarter of 2013, compared to $13.0 million in 2012. The majority of other net sales were generated by Florsheim Australia. Florsheim Australia's net sales decreased 2%. Collectively, the operating earnings of the Company's other businesses in the first quarter of 2013 decreased $854,000 as compared to 2012.

"Overall, we believe our first quarter performance reflected the soft retail environment," stated Tom Florsheim, Jr., Chairman and CEO of Weyco Group, Inc. "We remain confident that as retail growth picks up, we should see a corresponding increase in our business."

No dividends were paid in the first quarter of 2013, as the Company accelerated its first and second quarter 2013 dividend payments into 2012. On April 30, 2013, the Company's Board of Directors declared a cash dividend of $0.18 per share to all shareholders of record on May 31, 2013, payable July 1, 2013. This represents an increase of 6% above the previous quarterly dividend rate of $0.17.

Weyco Group will host a conference call on May 3, 2013 at 11:00 a.m. Eastern Time to discuss the first quarter financial results in more detail. To participate in the call please dial 888-680-0869 or 617-213-4854, referencing passcode 94909589, five minutes before the start of the call. A replay will be available for one week beginning about one hour after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode 41998456. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended March 31,
	2013	2012
	(In thousands, except per share amounts)

Net sales	$ 73,590	$ 75,314
Cost of sales	45,891	47,283
Gross earnings	27,699	28,031

Selling and administrative expenses	23,011	22,198
Earnings from operations	4,688	5,833

Interest income	412	483
Interest expense	(127)	(129)
Other income and expense, net	(89)	58

Earnings before provision for income taxes	4,884	6,245

Provision for income taxes	1,759	2,190

Net earnings	3,125	4,055

Net (loss) earnings attributable to noncontrolling interest	(75)	186

Net earnings attributable to Weyco Group, Inc.	$ 3,200	$ 3,869

Weighted average shares outstanding
Basic	10,760	10,888
Diluted	10,835	11,028

Earnings per share
Basic	$ 0.30	$ 0.36
Diluted	$ 0.30	$ 0.35

Cash dividends declared (per share)	$ -	$ 0.16

Comprehensive income	$ 2,882	$ 4,890

Comprehensive (loss) income attributable to noncontrolling interest	(147)	645

Comprehensive income attributable to Weyco Group, Inc.	$ 3,029	$ 4,245

WEYCO GROUP, INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2013	2012
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 13,782	$ 17,288
Marketable securities, at amortized cost	7,017	8,004
Accounts receivable, net	56,282	49,048
Accrued income tax receivable	-	1,136
Inventories	53,619	65,366
Deferred income tax benefits	351	649
Prepaid expenses and other current assets	3,318	4,953
Total current assets	134,369	146,444

Marketable securities, at amortized cost	34,369	36,216
Deferred income tax benefits	1,369	792
Property, plant and equipment, net	36,827	37,218
Goodwill	11,112	11,112
Trademarks	34,748	34,748
Other assets	18,776	18,791
Total assets	$ 271,570	$ 285,321

LIABILITIES AND EQUITY:
Short-term borrowings	$ 38,000	$ 45,000
Accounts payable	6,393	11,133
Accrued liabilities	8,900	13,888
Accrued income taxes	532	-
Total current liabilities	53,825	70,021

Long-term pension liability	27,885	27,530
Other long-term liabilities	6,462	6,381

Common stock	10,807	10,831
Capital in excess of par value	29,261	26,184
Reinvested earnings	148,938	149,664
Accumulated other comprehensive loss	(12,685)	(12,514)
Total Weyco Group, Inc. equity	176,321	174,165
Noncontrolling interest	7,077	7,224
Total equity	183,398	181,389
Total liabilities and equity	$ 271,570	$ 285,321

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2013	2012
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 3,125	$ 4,055
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation	953	800
Amortization	85	94
Bad debt expense	36	78
Deferred income taxes	(428)	(442)
Net gains on remeasurement of contingent consideration	-	(518)
Net foreign currency transaction losses (gains)	124	(51)
Stock-based compensation	316	299
Pension expense	825	989
Net losses (gains) on disposal of property, plant and equipment	3	(3)
Increase in cash surrender value of life insurance	(135)	(135)
Changes in operating assets and liabilities -
Accounts receivable	(7,272)	(10,554)
Inventories	11,750	11,351
Prepaids and other assets	1,716	315
Accounts payable	(4,742)	(7,021)
Accrued liabilities and other	(4,341)	(1,155)
Accrued income taxes	1,669	2,233
Net cash provided by operating activities	3,684	335

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of marketable securities	2,819	431
Proceeds from the sale of property, plant and equipment	3	-
Purchase of property, plant and equipment	(564)	(891)
Net cash provided by (used for) investing activities	2,258	(460)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	-	(1,748)
Shares purchased and retired	(4,099)	(133)
Proceeds from stock options exercised	2,499	136
Payment of contingent consideration	(1,270)	-
Proceeds from bank borrowings	2,000	2,000
Repayments of bank borrowings	(9,000)	-
Income tax benefits from stock-based compensation	411	22
Net cash (used for) provided by financing activities	(9,459)	277

Effect of exchange rate changes on cash and cash equivalents	11	62

Net (decrease) increase in cash and cash equivalents	$ (3,506)	$ 214

CASH AND CASH EQUIVALENTS at beginning of period	17,288	10,329

CASH AND CASH EQUIVALENTS at end of period	$ 13,782	$ 10,543

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 560	$ 419
Interest paid	$ 123	$ 103

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, +1-414-908-1880